As filed with the Securities and Exchange Commission on November 3, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2006

Mercury Interactive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-22350 (Commission File Number)	77-0224776 (I.R.S. Employer Identification No.)

379 North Whisman Road, Mountain View, California (Address of Principal Executive Offices)	94043 (Zip Code)

(650) 603-5200
(Registrant’s Telephone Number, Including Area Code)

With a copy to:
Bruce Alan Mann, Esq.
Michael G. O’Bryan, Esq.
Jaclyn Liu, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Additional Compensation to Members of the Special Committee of the Board

On October 30, 2006, in consideration of the extensive services provided by Brad Boston and Clyde Ostler as members of the Special Committee of the Board of Directors (the “Company Board”) of Mercury Interactive Corporation (the “Company”), the Company Board approved the payment of additional cash compensation of $70,000 to each of Messrs. Boston and Ostler.

Option Grants to Anthony Zingale and David Murphy

On October 30, 2006, in accordance with the Company’s previously negotiated contractual obligations set forth in the Employment Agreement the Company entered into with Anthony Zingale, the Company’s President and Chief Executive Officer, effective as of November 1, 2005, and the Employment Agreement the Company entered into with David Murphy, the Company’s Senior Vice President and Chief Financial Officer, effective as of March 16, 2006 and as amended on June 20, 2006, the Compensation Committee of the Company Board granted to Messrs. Zingale and Murphy a stock option to purchase 500,000 and 100,000 shares of common stock, par value $0.002 per share, of the Company (the “Common Stock”), respectively, under the Company’s Amended and Restated 1999 Stock Option Plan, at an exercise price of $51.86 per share, which was the closing price per share of the Common Stock on October 30, 2006.  The stock option grant to each of Messrs. Zingale and Murphy is for non-statutory stock options.  Each such stock option grant has a term of ten years, will vest monthly in equal installments over a period of four years, and generally will remain exercisable for a period of twelve months following termination of employment for any reason of either of Messrs. Zingale or Murphy.  Each stock option grant will be evidenced by an award agreement.  In accordance with the Agreement and Plan of Merger, dated July 25, 2006, the Company entered into with Hewlett-Packard Company (“Hewlett-Packard”) and Mars Landing Corporation, a wholly-owned subsidiary of Hewlett-Packard, the options subject to each stock option grant will be assumed by Hewlett-Packard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCURY INTERACTIVE CORPORATION

Date: November 3, 2006	By:	/s/ David J. Murphy
David J. Murphy
Chief Financial Officer